Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of this day October 1, 2026 (“Effective Date”) by and between Kymera Therapeutics, Inc., a Delaware corporation with offices at 500 North Beacon Street, 4th Floor Watertown, MA 02472 (the “Company”) and Jared Gollob, MD (hereinafter referred to as “Consultant”). The Company and the Consultant may be referred herein individually as “Party” or collectively, as “Parties”.

Recitals

WHEREAS, the Company desires to engage Consultant to perform certain duties as shall be assigned to Consultant by the Company from time to time;

WHEREAS, Consultant desires to be so engaged by the Company; and

WHEREAS, the Company and Consultant desire to set forth in writing the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, hereby agree as follows:

1.
Duties of Consultant. Consultant shall provide consulting services (“Services”) as shall be assigned to Consultant by the Company. The specific nature and amount of the Services to be performed by the Consultant shall be determined by the Company and set forth in a work order, as such shall be attached hereto from time to time and made a part hereof (“Work Order”). The initial Work Order is attached as Schedule A. All work performed by Consultant shall be documented in a Work Order signed by authorized representatives of both Parties. Each Work Order shall set forth, at a minimum, the date the Services will begin, the date the Services will be completed, a detailed description of the Services to be provided, the deliverables of each assignment, if any, and the fees and payment schedule for the Services to be performed. Consultant shall have the right to accept or decline any proposed Work Order. The manner and means used by the Consultant to perform the Services desired by the Company are in the sole discretion and control of the Consultant. Consultant agrees to perform the Services in a prompt, efficient, skillful and professional manner. Nothing contained herein shall require the Company to engage Consultant for a minimum number of hours or be deemed to be a guarantee to Consultant of a minimum number of hours of engagement by the Company. At their own expense, the Parties shall comply with all applicable laws and orders regarding their respective activities related to this Agreement. The Parties further agree that Consultant is not exclusively engaged by the Company.
2.
Term of Engagement. The term of Consultant's engagement for each specific Work Order hereunder shall be as specified in the applicable Work Order. The term of this Agreement (the “Term”) shall commence as of the Effective Date and continue until the earlier of: (i) December 31, 2026, (ii) written notice by Company to Consultant of its desire to terminate this Agreement, or (iii) the Consultant is terminated for “Cause” (as defined in the Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan, as amended, (the “Plan”). The termination of this Agreement shall terminate any outstanding Work Order. The Company may terminate any Work Order at any time. In the event of termination for convenience, the Company shall pay Consultant on a pro-rata basis any amounts then due and payable under the relevant Work Order for Services properly performed up to and including the date of such termination and Consultant shall immediately deliver all Work Product, materials, or other property to the Company. In the event that any Services under any Work Order have not been completed by expiration (not termination) of this Agreement, this Agreement and the applicable Work Order shall continue in full force and effect until Consultant’s completion of any unperformed obligations under such Work Order. Notwithstanding the foregoing, the termination or expiration of this Agreement for any reason shall not terminate or in any way affect Consultant's obligations set forth in Sections 5(b) and 6-13 hereof.
3.
Compensation. Subject to compliance by Consultant with this Agreement, the Company shall pay Consultant the compensation specified in the applicable Work Order in consideration for Services performed. Consultant acknowledges and agrees that Consultant’s judgment with respect to the Services will not be affected by the compensation received pursuant to this Agreement and that the payments made pursuant to this Agreement for Consultant’s performance of Services are consistent with arm’s length transactions, represent the fair market value of the Services and are not in exchange for an agreement by Consultant to prescribe, use or recommend the prescription or use of any product(s). During the Term, the Company shall not be obligated, under any circumstances, to pay for, or keep in effect, any hospitalization, health, life or other insurance for the benefit of Consultant, to pay any employment or similar taxes, to make any tax withholdings or to provide any benefits that the Company provides to its employees. All payroll and employment taxes, insurance and benefits shall be the sole responsibility of Consultant. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
4.
Expenses Incurred. During the Term, the Company shall reimburse Consultant for all reasonable travel, long-distance telephone and other business expenses paid or incurred by Consultant in connection with the performance of the Services with respect to a Work Order (which expenses must be pre-approved by the Company or must be specifically referenced on the applicable Work Order with respect to particular Services to be performed), upon presentation of expense statements, vouchers or other evidence of expenses providing the detail required by the Company. Consultant shall maintain financial records and any records generated in the course of performing Services for one (1) year from termination or expiration of this Agreement, including documentation of time expended (if payment is based on hourly/daily rate) and expenses incurred under this Agreement. Consultant shall make such records available to Company upon request.
5.
Confidentiality.
(a)
During the Term and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology know-how, data, inventions, developments, plans, business practices, and strategies. Such confidential and proprietary information of the Company (collectively referred to as “Confidential Information”) may include but not be limited to: (i) confidential and proprietary information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s development, clinical or business strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and knowhow and showhow; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; (v) information of third parties as to which the Company has an obligation of confidentiality; and (vi) the Work Product (as defined below). Consultant acknowledges the confidential and secret character of the Confidential Information and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of the Company.

(b)
Consultant agrees that Consultant shall not, directly or indirectly: (i) reproduce any of the Confidential Information except as necessary to perform the Services without the applicable prior written consent of the Company, (ii) use the Confidential Information except in the performance of the Services, and (iii) disclose, divulge, reveal, report, publish, or transfer to any third party for any purpose whatsoever, any Confidential Information. As any breach by Consultant of its covenants and agreements in this Section may cause irreparable injury to the Company that cannot be redressed by the payment of monies, the Company shall be entitled to enjoin any such threatened or continuing violation. Consultant acknowledges that Company holds all right, title, and interest in and to all tangible and intangible incidents of the Confidential Information, including, without limitation, all trade secrets, copyrights, patent rights and derivative works pertaining thereto, and that this Agreement conveys to Consultant only a limited right to use the Confidential Information in the course of performing the Services. Such right is fully revocable in accordance with the provisions of this Agreement. Consultant further agrees that, except for such right of use, it shall not assert any right, title, or interest in or to the Confidential Information and shall hold all Confidential Information in strict confidence. Consultant further agrees not to use Confidential Information in any manner inconsistent with the terms of this Agreement, including without limitation, providing any expert testimony on behalf of a third party against the interest of the Company regarding the Services performed hereunder.
(c)
Confidential Information shall not include information, which Consultant can establish, (a) is generally known to the public at the time of disclosure or becomes generally known through no breach of this Agreement by Consultant, (b) is lawfully in Consultant’s possession, without obligations of confidentiality at the time of first disclosure other than as a result of a breach of any legal obligation by any third party, or (c) becomes known to Consultant through disclosure by a third party having the legal right to disclose such Confidential Information, provided that such disclosure is made to the receiving party without any obligation of non-use or non-disclosure. Disclosure of Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency; provided, however, that (1) Consultant shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (2) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. Consultant agrees to promptly return or destroy, at Company’s option, all Confidential Information, and all copies thereof, in Consultant's possession or under Consultant's control at the request of the Company or, in the absence of such a request, upon the termination or expiration of this Agreement. Consultant will certify that it has complied with the foregoing within thirty (30) days of termination or expiration.
(d)
Consultant acknowledges that, during the performance of this Agreement, Consultant may come into possession of certain material information about Company or its affiliates that has not yet been disclosed to the public. Consultant agrees to comply with the rules and regulations of the United States Securities and Exchange Commission (“SEC”), including those related to insider trading, for as long as Consultant is in possession of such material, non-public information about Company or its affiliates. Consultant is hereby notified that Consultant must not trade in Company securities on Consultant’s behalf or on the behalf of others while in possession of any such material, non-public information or communicate such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell Company securities in reliance upon such information.
6.
Ownership of Inventions. Consultant covenants and agrees that all right, title and interest in any and all ideas, know-how, information, findings, reports, inventions, writings, disclosures, discoveries, developments and improvements learned, written, invented, made or conceived by Consultant in the course of or arising out of this Agreement (hereinafter referred to as “Work Product”) shall remain the sole and exclusive property of Company. Consultant hereby assigns to the Company all Consultant’s right, title and interest in and to any and all Work Product. Consultant further explicitly acknowledges and agrees that all works of authorship contained in the Work Product are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship. Consultant agrees to promptly and fully disclose all Work Product to Company and agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times. Consultant agrees to assist the Company in every proper way and to execute any instruments and to do all other things reasonably requested by the Company (both during and after the Term) in order to vest more fully in the Company all ownership rights in Work Product. Consultant hereby irrevocably appoints Company and its officers as Consultant’s agent and attorney-in-fact to execute and file any patent applications and related documents if Consultant is deemed to be an “inventor” of an invention within or comprising the Work Product. Consultant shall have written confidentiality and assignment of intellectual property rights agreements in place with any of its employees, agents, contractors or consultants who do any work related to this Agreement so as to make this Agreement enforceable against such its employees, agents, contractors or consultants.
7.
Indemnification. Consultant agrees to indemnify, defend and hold harmless Company for all claims, damages, expenses, losses, suits, demands, and other costs (including reasonable attorney’s fees and costs) arising out of Consultant’s negligent acts or omissions or breach in connection with this Agreement.
8.
Representations, Warranties, and Covenants.
(a)
Consultant represents and warrants that Consultant has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.
(b)
Consultant represents and warrants that Consultant's performance under this Agreement does not and will not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Consultant in confidence, trust or otherwise prior to Consultant’s engagement by the Company) to which Consultant is a party or by the terms of which Consultant may be bound. Consultant represents and warrants that it will not enter into any agreement, either written or oral, that would conflict with Consultant’s responsibilities under this Agreement.
(c)
Consultant represents and warrants that Consultant will not disclose to the Company, or use in the course of performing the Services, or induce the Company to use, any such proprietary information, knowledge or data belonging to any previous employer or client or others. Consultant represents and warrants that Consultant has and will not use any Confidential Information in performance of services for any third party.
(d)
Consultant represents and warrants that the Services will be performed in a good, professional and workmanlike manner and conform in all respects to the specifications for Services.
(e)
Consultant represents and warrants that Consultant will strictly comply with Company’s policies and procedures that are made available to Consultant.
(f)
Consultant represents and warrants that, in performing Services hereunder, Consultant will not violate, misappropriate, or infringe in any manner any right of privacy, right of publication, property right (real, personal or otherwise, including, without limitation, any trade secret, copyright or other intellectual or intangible property right) or any other right or legally protected interest of any type or nature of any person or entity.

(g)
Consultant represents and warrants that in performing Services hereunder Consultant will comply with all applicable federal, state and local laws, rules, regulations, ordinances, and guidelines, including, without limitation, (a) the Social Security Act; (b) HIPAA; (c) all federal and state health care anti-fraud and abuse laws; (d) all state privacy, and consumer protection laws including MA 201 CMR 17; (e) all rules and regulations of the FDA and the Center for Medicare and Medicaid Services (CMS); and (f) the PhRMA Code on Interactions with Healthcare Professionals (the “PhRMA Code”) promulgated by the Pharmaceutical Research and Manufacturers of America.
(h)
Consultant represents and warrants that it has not been nor is currently: (1) debarred by the United States Food and Drug Administration (“FDA”), or subject to any similar sanction of the European Medicines Agency (“EMA”) or other applicable authority, or (2) the subject of an FDA investigation or proceeding of debarment, or the subject of any similar investigation or proceeding by the EMA or other applicable authority. Further, Consultant hereby represents and warrants that it shall not employ or use any individual or entity that has been or is currently so debarred or subject to such investigation or proceeding of debarment in performing the Services. Consultant will immediately notify Company if it, or any individual or entity it employs in performing the Services becomes debarred or subject to an investigating or proceeding of debarment.
9.
Independent Contractor. Consultant shall at all times be an independent contractor hereunder, and not a co-venturer, agent, employee or representative of the Company, and no act, action or omission to act of Consultant shall in any way be binding upon or obligate the Company. No change in Consultant's duties as a consultant of the Company shall result in, or be deemed to be, a modification of the terms of this Agreement. Consultant shall not be treated as an employee for Federal, state, or local tax purposes. Consultant hereby represents and warrants to the Company that Consultant is an independent contractor for Federal, state and local tax purposes. Further, Consultant hereby covenants and agrees to pay any and all Federal, state and local taxes required by law to be paid by an independent contractor, including, without limitation, any taxes imposed by the Self Employment Contribution Act, any state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. In addition, Company will not provide insurance coverage to Consultant for work-related accidents, illnesses, damages or injuries arising out of or in connection with Consultant’s independent contractor Services. Therefore, Consultant is responsible for securing such insurance before performing Services. Consultant agrees to indemnify, defend, and hold Company harmless from all claims for any work-related accidents, illnesses, damages or injuries that Consultant may suffer in connection with performing Services hereunder. Nothing in the or this Agreement constitutes an employment contract between the Company and Consultant and this Agreement shall not confer upon the Consultant any right to employment with the Company.
10.
Governing Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of-law principles, and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflicts of-law principles. Any Party bringing a legal action or proceeding against any other Party arising out of or relating to this Agreement shall bring the legal action or proceeding in the state or federal courts of Massachusetts, and each Party hereby consents to the jurisdiction and venue of such courts.
11.
Notices. Any notice required to be given hereunder shall be sufficient if in writing, and received by courier service (with proof of service) or certified or registered mail (return receipt requested, first-class postage prepaid), in the case of Consultant, to Consultant's address as shown on the Company's records, and, in the case of the Company, to its principal office shown in the first paragraph of this Agreement.
12.
Company Affiliates. For purposes of this Agreement, “affiliate” means, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with the Company. As used in this definition, “control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (ii) in the case of noncorporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the noncorporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity. An affiliate of the Company (a “Development Company”) may enter into a Work Order with the Consultant without executing a Consulting Agreement. Upon execution of such Work Order by the Consultant and such Development Company, both the Consultant and Development Company shall be deemed to have entered into a Consulting Agreement (each, an “Affiliate Consulting Agreement”) on identical terms to this Agreement as if such Development Company were the Company, except that the Company guarantees the performance by such Development Company of its obligations under Sections 3 and 9 until such Development Company is no longer considered an “affiliate.”
13.
Certain Disclosures and Transparency. Consultant acknowledges that Company and its affiliates may be required to abide by disclosure laws and certain transparency policies governing their activities including providing reports to the government and to the public concerning financial. Consultant agrees that Company and its affiliates may, in their sole discretion, disclose information about this Agreement and about Consultant’s Services. Consultant agrees to promptly supply information reasonably requested by Company for disclosure purposes.
14.
General. This Agreement contains the entire agreement and understanding by and between Parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by both Parties. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Consultant, and their respective successors. However, Consultant may not assign this Agreement or delegate any duties hereunder without the express written authorization of Company. The Company may, however, assign this Agreement in whole or in part without Consultant’s consent. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the Party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time. This Agreement may be executed by facsimile or Portable Document Format (PDF) sent by electronic mail and in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.
15.
Defend Trade Secrets Act of 2016. Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

[Signature Page Follows]

In Witness Whereof, the Parties have by duly authorized persons, executed this Agreement, as of the date first written above.

Kymera Therapeutics, Inc.		Jared Gollob, MD
By:	/s/ Nello Mainolfi	By:	/s/ Jared Gollob
Print Name:	Nello Mainolfi	Print Name:	Jared Gollob
Title:	Founder, President & Chief Executive Officer	Title:	Consultant
Date:		Date:
Address:

SCHEDULE A

WORK ORDER NO. 1 TO CONSULTING AGREEMENT

Date Project will begin:	October 1, 2026
Date Project will be complete:	December 31, 2026
Detailed Description of Services and Deliverables to be provided:

Consultant shall provide senior executive-level advisory and operational support to advance the Company’s investor relations strategy and clinical trial execution.

Consultant will perform additional Services as requested by Company from time to time.

Schedule and Amount of Payments:

So long as this Work Order remains in effect, Consultant’s fee will be Three Thousand USD ($3,000) per week at a rate of $300 per hour for no more than 10 hours per week. Any additional Services agreed to by Consultant will be paid at the same hourly rate.

During the Term of this Agreement, any stock option grants that Consultant received during his previous term of employment will remain exercisable (with no further vesting). Consistent with the terms of those grants, such stock options will remain exercisable for a period of ninety (90) days after expiration or termination of the Agreement.

Consultant will invoice Company for all amounts due in United States Dollars. All undisputed payments will be made by Company within forty-five (45) days after its receipt of an invoice and reasonable supporting documentation for such invoice. Invoices will be sent by electronic mail to Accounts Payable, AP@kymeratx.com.

Consultant acknowledges and agrees that Consultant’s judgment with respect to the Services will not be affected by the compensation received pursuant to this Work Order and that the payments made pursuant to this Work Order for Consultant’s performance of Services are consistent with arm’s length transactions, represent the fair market value of the Services and are not in exchange for an agreement by Consultant to prescribe, use or recommend the prescription or use of any product(s).

In Witness Whereof, the Company and Consultant have duly executed this Work Order intending to be bound thereby.

Kymera Therapeutics, Inc.		Jared Gollob, MD
By:	/s/ Nello Mainolfi	By:	/s/ Jared Gollob
Print Name:	Nello Mainolfi	Print Name:	Jared Gollob
Title:	Founder, President & Chief Executive Officer	Title:	Consultant
Date:		Date:
Address: